Exhibit 99.1
Orbitz Worldwide, Inc. Reports First Quarter 2009 Results
Chicago, May 6, 2009 – Orbitz Worldwide, Inc. (NYSE: OWW) today announced results for the first quarter ended March 31, 2009.
“In this challenging economic environment, we are intently focused on providing our customers with unparalleled value and transparency,” said Barney Harford, president and CEO of Orbitz Worldwide. “In early April, we announced our ‘Fly Fee Free’ promotion removing booking fees* on flights booked by May 31 on Orbitz.com and CheapTickets.com. In mid-April we announced our ‘Hotel Fee Cut’ promotion, drastically cutting booking fees on hotels around the world for rooms booked by July 15. At the same time we launched Total Price hotel search results, becoming the first and only major online travel company to show the base rate, taxes & fees and Total Price per night upfront on the initial search results page. And just yesterday, we launched Orbitz Hotel Price Assurance, a groundbreaking innovation that automatically refunds customers when lower hotel rates are booked on Orbitz.com.”
Summary Operating Results
(In millions, except per share data)

	First Quarter
	2009	2008	Change (a)

Gross bookings	$2,383	$2,875	-17%
Net revenue	$188	$219	-14%
Net loss	$(336)	$(15)	**
Basic and Diluted EPS	$(4.02)	$(0.18)	**
Operating cash flow	$117	$108	7%
Capital spending	$11.8	$12.3	-5%

EBITDA (b)	$(309)	$14	**
Impairment	$332	—	**
Other adjustments	$5	$6	**
Adjusted EBITDA (b) (c)	$28	$20	39%

**	Not meaningful.

(a)	Percentages are calculated on unrounded numbers.

(b)	Non-GAAP financial measures. A definition of EBITDA and Adjusted EBITDA and a reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measure is contained in Appendix A.

(c)	EBITDA is no longer adjusted for severance charges which were $3 million and $1 million during the three months ended March 31, 2009 and March 31, 2008, respectively.
“In response to the challenging economic climate, we have re-examined every aspect of our business,” said Marsha Williams, CFO of Orbitz Worldwide. “In November 2008 and January 2009, we announced actions that will reduce our cash operating costs by approximately $40 to $45 million on an annualized basis, and since then we have continued to scour for further opportunities to enhance our operating efficiency. We have also significantly restructured our approach to online marketing, bringing greater emphasis to marketing efficiency. As a result, our Adjusted EBITDA grew by 39 percent in the first quarter”.

“Going forward, we are planning to introduce a number of new media monetization initiatives on our websites. We believe the combination of these new initiatives, our cost reduction actions, our improved marketing efficiency, and our significant uptick in air volume since removing fees, should enable us to offset most of the impact of the air and hotel fee reductions through the balance of the year,” Williams added.
“We also announced a $332 million non-cash impairment charge impacting goodwill and intangibles in the first quarter. This charge was triggered in part by the decline in our stock price in the quarter,” said Williams.
Net revenue was $188 million for the first quarter of 2009, down 14 percent from $219 million for the first quarter of 2008. Approximately $11 million of the $31 million year-over-year decline in net revenue was due to the impact of foreign currency fluctuations. The company reported a net loss of $336 million or ($4.02) per diluted share for the first quarter of 2009, which included a $332 million non-cash charge for the impairment of goodwill and intangible assets, compared with a net loss of $15 million or ($0.18) per diluted share in the first quarter of 2008. Adjusted EBITDA increased 39 percent to $28 million for the first quarter of 2009. This year-over-year increase in Adjusted EBITDA was driven by the significant operating cost reductions made in the fourth quarter of last year and in early 2009 and a much stronger focus on marketing efficiency.
First Quarter 2009 Financial Highlights
Gross Bookings and Net Revenue
For the first quarter of 2009, global gross bookings were down 17 percent (14 percent on a constant currency basis) compared with the first quarter of 2008. Air gross bookings declined 20 percent (17 percent on a constant currency basis) and non-air gross bookings decreased 10 percent (6 percent on a constant currency basis) compared with the first quarter of 2008. Domestic gross bookings decreased 13 percent compared with the first quarter of 2008. International gross bookings decreased 36 percent (20 percent on a constant currency basis) for the first quarter of 2009 compared with the same quarter in 2008.
Net revenue for the first quarter of 2009 was $188 million, a decrease of 14 percent (10 percent on a constant currency basis) from $219 million in the first quarter of 2008, with domestic net revenue down 7 percent and international net revenue down 39 percent (23 percent on a constant currency basis).
Gross Bookings and Net Revenue
(In millions)

	First Quarter
	2009	2008	Change (a)

Gross Bookings
Air	$1,662	$2,071	-20%
Non-air	721	804	-10%

Total Gross Bookings	$2,383	$2,875	-17%

Domestic	$2,069	$2,387	-13%
International	314	488	-36%

Total Gross Bookings	$2,383	$2,875	-17%

Net Revenue
Air	$81	$95	-14%
Hotel	39	55	-29%
Dynamic Packaging	29	28	5%
Advertising and Media	14	12	12%
Other	25	29	-15%

Total Net Revenue	$188	$219	-14%

Domestic	$157	$168	-7%
International	31	51	-39%

Total Net Revenue	$188	$219	-14%

(a)	Percentages are calculated on unrounded numbers.

▪	Air net revenue was $81 million in the first quarter of 2009, down 14 percent (11 percent on a constant currency basis) from $95 million in the first quarter of 2008. Domestic air net revenue declined 10 percent driven by lower volume in the quarter, which was partially offset by higher net revenue per ticket. International air net revenue declined 28 percent (14 percent on a constant currency basis) driven primarily by lower volume. The global decline in ticket volume during the quarter was due primarily to weak air travel demand as a result of the global recession.

▪	Hotel net revenue was $39 million in the first quarter of 2009, down 29 percent (21 percent on a constant currency basis) from $55 million in the first quarter of 2008. Hotel revenue declined in both domestic and international markets due to a combination of lower volume and lower hotel pricing.

▪	Dynamic packaging revenue increased five percent (seven percent on a constant currency basis) to $29 million in the first quarter of 2009 compared with $28 million in the first quarter of 2008, as more travelers took advantage of the value inherent in booking travel products as part of a package.

▪	Advertising and media revenue increased 12 percent (13 percent on a constant currency basis) in the first quarter of 2009 to $14 million, up from $12 million in the first quarter of 2008, as the company continues to focus on monetizing the significant traffic that its websites attract.

▪	Other revenue, which primarily includes car rental, cruise, destination services and travel insurance revenue, decreased 15 percent (12 percent on a constant currency basis) in the first quarter of 2009 compared with the first quarter of 2008, primarily due to lower car volume and lower travel insurance revenue, partially offset by higher average daily rates for car.
The company has posted on its website (http://orbitz-ir.com) a schedule that adjusts net revenue for currency fluctuations in order to provide a more comparable view of operating performance across periods.
Operating Expenses
Cost of revenue declined $8 million to $35 million, or 18.8 percent of net revenue, for the first quarter of 2009 versus the first quarter of 2008. This decline in cost of revenue was primarily due to lower volume in the quarter as well as significantly lower credit card charge-backs at one of the company’s international locations.
Marketing expense in the first quarter of 2009 was $64 million, a decrease of 24 percent compared with the same period last year. This decrease in marketing expense occurred in both online and offline channels globally as the company sharpened its focus on marketing efficiency.
Selling, general and administrative (SG&A) expense decreased $11 million or 14 percent in the first quarter of 2009 to $66 million from $77 million in the same period of 2008. This decrease is primarily attributable to the actions the company took in both November 2008 and January 2009 to reduce its workforce, outside contractor expense and other operating costs.
The company also incurred a $332 million non-cash charge for the impairment of goodwill and intangible assets. This charge was triggered in part by the lower trading price of the company’s common stock during the first quarter of 2009.
Interest Expense
Orbitz Worldwide incurred interest expense of $15 million in the first quarter of 2009 compared with $16 million in the first quarter of last year. This year-over-year decline in interest expense for the quarter was primarily due to a lower effective interest rate on the term loan compared with the same period last year. At March 31, 2009, $400 million of the $591 million outstanding on the term loan had fixed interest rates and the company’s weighted average effective interest rate on the term loan was 6.13 percent.
Cash Flow
Orbitz Worldwide reported operating cash flow of $117 million for the first quarter of 2009, an increase of seven percent compared with the same period a year ago. This operating cash inflow for the quarter was primarily attributable to the seasonal nature of the merchant hotel business as cash inflows from new reservations in the first quarter typically exceed payments to hotels.
At March 31, 2009, cash and cash equivalents (net of borrowings under the company’s revolving line of credit) were $112 million, down $5 million from March 31, 2008 levels. The year-over-year decline in net cash was primarily driven by lower merchant hotel bookings, partially offset by operating cost savings and lower marketing spend.
Operational Highlights
•	On May 5, Orbitz launched Hotel Price Assurance, a groundbreaking innovation that refunds travelers when lower hotel rates are booked on Orbitz.com. Hotel Price Assurance provides peace of mind to consumers who want to book early but be protected in case rates drop later, and it’s completely automatic. Here’s how it works: you book any prepaid hotel on Orbitz, another Orbitz customer subsequently books the same hotel stay at a lower published rate, and Orbitz automatically sends you a check for the difference.
•	On April 22, Orbitz launched the “Hotel Fee Cut” promotion, drastically cutting booking fees on hotels around the world for rooms booked by July 15. Other hotel and packaging promotions included the “Winter Sale” offering savings of up to 50 percent on vacation packages, and the “Biggest Hotel Sale Ever” featuring discounts of 30 percent or more at thousands of properties worldwide through May 31.
•	On April 22, Orbitz also launched Total Price hotel search results, becoming the first and only major online travel company to show base rate, taxes & fees and Total Price per night upfront on the initial search results page.
•	On April 7, Orbitz launched the “Fly Fee Free” promotion, removing booking fees* on flights booked by May 31.

•	Orbitz for Business signed 17 new customers in the first quarter, including the Indy Racing League and the National Association of Realtors.
•	On January 14, Orbitz announced an affiliate relationship with the City of Chicago’s Office of Tourism, whereby Orbitz will serve as a key partner of the new Explore Chicago website (www.explorechicago.org).

*	Valid for round-trip or one-way flights through May 31, 2009. Excludes multi-carrier itineraries and flights originating outside the U.S., Canada, Mexico and the Caribbean.
Quarterly Conference Call
Orbitz Worldwide will host a conference call to discuss its first quarter 2009 results at 10:00 a.m. EDT (9:00 a.m. CDT) on Wednesday, May 6, 2009. A live webcast of the conference call can be accessed through the Orbitz Worldwide Investor Relations website at www.orbitz-ir.com. An archive of the webcast and a transcript will also be available on the website for a period of at least 30 days.
About Orbitz Worldwide
Orbitz Worldwide is a leading global online travel company that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products. Orbitz Worldwide owns a portfolio of consumer brands that includes Orbitz (www.orbitz.com), CheapTickets (www.cheaptickets.com), ebookers (www.ebookers.com), HotelClub (www.hotelclub.com), RatesToGo (www.ratestogo.com), the Away Network (www.away.com), and corporate travel brand Orbitz for Business (www.orbitzforbusiness.com). For more information on how your company can partner with Orbitz Worldwide, visit corp.orbitz.com.
Orbitz Worldwide uses its Investor Relations website to make information available to its investors and the public at www.orbitz-ir.com. You can sign up to receive email alerts whenever the company posts new information to the website.
Forward-Looking Statements
This press release and its attachments may contain forward-looking statements that involve risks, uncertainties and other factors concerning, among other things, Orbitz Worldwide’s (the “Company’s”) expected financial performance and its strategic operational plans. The results presented are preliminary and unaudited. The Company’s actual results could differ materially from the results expressed or implied by such forward-looking statements and reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release and its attachments include, but are not limited to, the current economic downturn and global financial crisis; competition in the travel industry; factors affecting the level of travel activity, particularly air travel volume; maintenance and protection of the Company’s information technology and intellectual property; the outcome of pending litigation; the Company’s significant indebtedness; risks associated with doing business in multiple currencies; trends in the travel industry; and general economic and business conditions. More information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s filings with the

Securities and Exchange Commission (“SEC”) which are available on the SEC’s website at www.sec.gov or the Company’s Investor Relations website at http://orbitz-ir.com. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of May 6, 2009, and Orbitz Worldwide undertakes no obligation to publicly revise any forward-looking statement.
About Non-GAAP Financial Measures
This press release and its attachments include certain non-GAAP financial measures as defined by the SEC. These measures may be different from non-GAAP measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). Further information regarding the non-GAAP financial measures included in this press release is contained in Appendix A attached to this press release.

Media Contact:	Investor Contact:

Brian Hoyt +1 312 894 6890 bhoyt@orbitz.com	Frank Petito +1 312 894 4830 fpetito@orbitz.com
###

Orbitz Worldwide, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended March 31,
	2009	2008
Net revenue	$188	$219
Cost and expenses
Cost of revenue	35	43
Selling, general and administrative	66	77
Marketing	64	85
Depreciation and amortization	14	15
Impairment of goodwill and intangible assets	332	—

Total operating expenses	511	220

Operating (loss)	(323)	(1)

Other (expense)
Interest expense, net	(15)	(16)

Total other (expense)	(15)	(16)

Loss before income taxes	(338)	(17)
(Benefit) for income taxes	(2)	(2)

Net loss	$(336)	$(15)

Net loss per share—basic and diluted:
Net loss per share	$(4.02)	$(0.18)

Weighted average shares outstanding	83,593,448	83,151,303

Orbitz Worldwide, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in millions, except share data)

	March 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$173	$31
Accounts receivable (net of allowance for doubtful accounts of $1 and $1, respectively)	62	58
Prepaid expenses	14	17
Deferred income taxes, current	7	6
Due from Travelport, net	2	10
Other current assets	5	6

Total current assets	263	128
Property and equipment, net	189	190
Goodwill	698	949
Trademarks and trade names	150	232
Other intangible assets, net	30	34
Deferred income taxes, non-current	12	9
Other non-current assets	47	48

Total Assets	$1,389	$1,590

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$40	$37
Accrued merchant payable	271	205
Accrued expenses	111	106
Deferred income	39	23
Term loan, current	6	6
Other current liabilities	8	9

Total current liabilities	475	386
Term loan, non-current	585	587
Line of credit	61	21
Tax sharing liability	112	109
Unfavorable contracts	12	13
Other non-current liabilities	35	36

Total Liabilities	1,280	1,152

Commitments and contingencies
Shareholders’ Equity:
Preferred stock, $0.01 par value, 100 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 140,000,000 shares authorized, 83,366,216 and 83,345,437 shares issued and outstanding, respectively	1	1
Treasury stock, at cost, 19,165 and 18,055 shares held, respectively	—	—
Additional paid in capital	913	908
Accumulated deficit	(786)	(450)
Accumulated other comprehensive (loss) (net of accumulated tax benefit of $2 and $2, respectively)	(19)	(21)

Total Shareholders’ Equity:	109	438

Total Liabilities and Shareholders’ Equity	$1,389	$1,590

Orbitz Worldwide, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Three Months Ended March 31,
	2009	2008
Operating activities:
Net loss	$(336)	$(15)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	14	15
Impairment of goodwill and intangible assets	332	—
Non-cash revenue	(1)	(1)
Non-cash interest expense	4	5
Deferred income taxes	(4)	(3)
Stock compensation	5	3
Changes in assets and liabilities:
Accounts receivable	(5)	(7)
Deferred income	17	15
Due to/from Travelport, net	9	(21)
Accounts payable, accrued merchant payable, accrued expenses and other current liabilities	79	121
Other	3	(4)

Net cash provided by operating activities	117	108

Investing activities:
Property and equipment additions	(12)	(12)

Net cash (used in) investing activities	(12)	(12)

Financing activities:
Capital lease and debt payments	(2)	(2)
Payments on tax sharing liability	—	(4)
Proceeds from line of credit	100	29
Payments on line of credit	(60)	(30)

Net cash provided by (used in) financing activities	38	(7)

Effects of changes in exchange rates on cash and cash equivalents	(1)	3

Net increase in cash and cash equivalents	142	92
Cash and cash equivalents at beginning of period	31	25

Cash and cash equivalents at end of period	$173	$117

Supplemental disclosure of cash flow information:
Income tax payments, net	$1	$1
Cash interest payments, net of capitalized interest of almost nil and almost nil, respectively	$11	$11
Non-cash investing activity:
Capital expenditures incurred not yet paid	—	$1

Appendix A
Non-GAAP Financial Measures
EBITDA is a performance measure used by management that is defined as net income or net loss plus: net interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for certain non-cash and unusual or non-recurring items as described below. Orbitz Worldwide uses and believes investors and other external users of the Company’s financial statements benefit from the presentation of EBITDA and Adjusted EBITDA in evaluating its operating performance because:
•	These measures provide greater insight into management decision making at Orbitz Worldwide as they are among the primary metrics by which management evaluates the operating performance of the Company’s business. Management believes that when viewed with GAAP results and the accompanying reconciliation, EBITDA and Adjusted EBITDA provide additional information that is useful for management and other external users to gain an understanding of the factors and trends affecting the ongoing cash earnings capability of the Company’s business, from which capital investments are made and debt is serviced. These supplemental measures are used by management and the board of directors to evaluate the Company’s actual results against management’s expectations. The compensation of management and other employees within the Company is also tied to the Company’s actual performance, as measured by Adjusted EBITDA relative to performance targets established by the Company’s board of directors and its compensation committee.

•	EBITDA measures performance apart from items such as interest expense, income taxes and depreciation and amortization. Management believes that the exclusion of interest expense is necessary to evaluate the cash earnings capability of the business. The Company generally only funds working capital requirements with borrowed funds (specifically, funds borrowed under its revolving credit facility) in the fourth quarter of the year when its cash balances are typically the lowest. As a result, nearly all of the Company’s interest expense is not incurred to fund its operating activities. In addition, excluding interest expense from the Company’s non-GAAP measures is consistent with the Company’s intent to disclose the ongoing cash earnings capability of the business, from which capital investments are made and debt is serviced. Management believes that the exclusion of non-cash depreciation and amortization is also necessary to evaluate the cash earnings capability of the business. Management believes that the review of its non-GAAP measures in conjunction with other GAAP metrics, such as capital expenditures, is more useful in understanding the Company’s business than the inclusion of depreciation and amortization expense in the non-GAAP measures used by management, since depreciation and amortization expense has historically fluctuated as a result of purchase accounting and this expense involves management judgment (e.g. estimated useful lives).

•	Adjusted EBITDA corresponds more closely to the ongoing cash earnings capability of the Company’s business, by excluding the items described above, as well as certain other non-cash items, such as goodwill and intangible asset impairment charges and stock-based compensation, and other unusual and non-recurring items, such as restructuring expense. Adjusted EBITDA does not exclude certain non-cash items, such as accruals of revenue and expense, because these items represent timing differences and management believes that by including these items, it is providing a better view of the cash earnings capability of the business.
EBITDA and Adjusted EBITDA, as presented for the three months ended March 31, 2009 and March 31, 2008, are not defined under GAAP and do not purport to be an alternative to net income or net loss as a measure of operating performance. EBITDA and Adjusted EBITDA have certain limitations in that they do not take into account the impact of certain expenses to the Company’s income statement, such as stock-based compensation, goodwill and intangible asset impairment charges, acquisition-related accounting and certain one-time items, if applicable. Because not all companies use identical calculations, this presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly-titled measures used by other companies.

The following table provides a reconciliation of net loss to EBITDA:

	Three Months Ended March 31,
(in millions)	2009	2008

Net loss	$(336)	$(15)
Interest expense, net	15	16
(Benefit) for income taxes	(2)	(2)
Depreciation and amortization	14	15

EBITDA	$(309)	$14

EBITDA was adjusted by the items listed and described in more detail below. The following table provides a reconciliation of EBITDA to Adjusted EBITDA.

	Three Months Ended March 31,
(in millions)	2009	2008

EBITDA	$(309)	$14
Impairment of goodwill and intangible assets (a)	332	—
Stock-based compensation expense (b)	5	4
Professional services fees (c)	—	2

Adjusted EBITDA (d)	$28	$20

(a)	Represents the non-cash charge recorded for impairment of goodwill and intangible assets at both the Company’s international and domestic subsidiaries during the three months ended March 31, 2009. Management adjusts for this item because it represents a significant non-cash operating expense that is not reflective of the cash earnings capability of the business.

(b)	Primarily represents non-cash stock compensation expense; also includes expense related to restricted cash awards granted prior to the Company’s initial public offering in July 2007 (“IPO”). Management adjusts for this item as it represents a significant non-cash operating expense that is not indicative of the cash earnings capability of the business.

(c)	Represents accounting and consulting services primarily associated with the IPO and post-IPO transition period. Management adjusts for these costs because they are non-recurring charges, representative of our transition to a public company. The Company expects these costs to cease in 2009.

(d)	During the first quarter of 2009, the Company reviewed the nature of the items for which EBITDA is adjusted and concluded that although the Company had initially considered severance charges to be non-recurring in nature, given the frequency of occurrence of these charges, the Company believes that they are more likely to be viewed as recurring in nature. As a result, beginning in the first quarter of 2009, the Company no longer adds severance charges back to EBITDA to arrive at Adjusted EBITDA. For comparability purposes, the Company has adjusted prior periods for this change. The Company recorded severance charges of $3 million and $1 million during the three months ended March 31, 2009 and March 31, 2008, respectively.